Exhibit 10.28

Executive Management Bonus Program

2006

Bonus Plan Period and Eligibility

Any permanent, full-time bonus-eligible Executive not covered by another bonus/commission plan is eligible to participate in this plan. The Executive Management Bonus Program period is annual, corresponding to the calendar year and Allscripts fiscal year (January 1—December 31). Bonus-eligible employees must have been employed with Allscripts by the 15th of the second month of the entire quarter for which the bonus is earned and any bonus will be pro-rated accordingly. Bonus-eligible employees must be employed by Allscripts on the day the bonus is paid. Bonus payments will generally be made within 30 days following public release of earnings.

Bonus Plan Design

Bonus Potential

Participants will have a target (100%) annual bonus opportunity equivalent to a percent of their annual salary earned throughout the calendar year. Your target bonus opportunity will be established annually.

Bonus Criteria

Criteria for this bonus plan are comprised of financial performance (revenue and operating income), and individual Wildly Important Goal (WIG) achievement. The table below indicates the percentage of annual target applicable to each bonus criteria:

	Corporate or BU Revenue	Corporate or BU Operating Income	Annual WIG’s	% Annual Total (Target)
% component	32%	48%	20%	100%

Evaluation of Performance and Bonus Payout

The financial and WIG components of your business plan will be earned and paid on a quarterly basis, as shown below. Payment of these bonus components are weighted by quarter, 15%, 25%, 25%, and 35% respectively, and are calculated using a percentage achievement of both revenue and operating income plans. Members of the Executive Operating Group will earn bonus in accordance with company-wide financial performance, and Business Unit Presidents will earn bonus based upon their specific Business Unit’s financial performance.

Participation in this bonus program requires the following:

■	Specific, measurable “Wildly Important Goals” have been established for the individual employee and has been approved by the supervisor and/or appropriate executive;
■	The WIG plan is on file with the Human Resource Department no later than 3/15/06;
■	The employee and their supervisor provide the Human Resource Department with a quarterly written evaluation of the employee’s achievement of their WIG’s, no later than 4/15/06, 7/15/06, 10/15/06 and 1/15/07, respectively.

Example:

An Executive Management employee with an annual income of $100,000 and a bonus opportunity of 25% of salary has a target (100%) annual bonus opportunity of $25,000. The following matrix shows the actual bonus payout based on specific plan achievement for the first two quarters of the year:

Bonus Potential Breakout:

Quarter	Quarterly Weighting Of Financial Components	Quarterly Bonus Potential 25%*	Potential Quarterly Payout
			Corporate Revenue 32%	Corporate OI 48%	MBO 20% (25% per quarter)
1	15%	$4,250	$1,200	$1,800	$1,250
2	25%	$6,250	$2,000	$3,000	$1,250
3	25%	$6,250	$2,000	$3,000	$1,250
4	35%	$8,250	$2,800	$4,200	$1,250
Final	100%	25,000	$8,000	$12,000	$5,000

*Note: Quarterly Bonus Potential will be based on the Employee’s actual base wages earned QTD.

Bonus Achievement/Payout Example:

	Q1 $ Potential	% Payout Achieved	$ Payout	Q2 $ Potential	% Payout Achieved	$ Payout
Corporate Revenue	$1,200	50%	$600	$2,000	75%	$1,500
Corporate Operating Income	$1,800	100%	$1,800	$3,000	100%	$3,000
MBO Achieved	$1,250	80%	$1,000	$1,250	95%	$1,187
Total	$4,250		$3,400	$6,250		$5,687

Administration

Allscripts may at any time amend, waive, discharge or terminate this Bonus Program even with prejudice to a Participant. Allscripts may amend, waive, discharge, terminate, modify, extend, replace or renew an outstanding Bonus Award even with prejudice to a Participant.

Participation in the Allscripts Bonus Program does not guarantee a participant’s employment. The Allscripts Executive Bonus Program does not create an employment contract and services may be terminable at will by either party. Allscripts’ employment policy is that all associates are employed at will and either Allscripts or you may terminate the employment relationship at any time with or without notice and with or without cause.

The above description of the benefits of Allscripts, LLC Bonus Program is a summary plan description and it only highlights the basic features of the benefit plan for certain active associates. This summary plan description is not part of any Allscripts, LLC benefit plan and it does not modify the terms of any benefit plan.

/S/ WILLIAM J. DAVIS	March 14, 2006
Chief Financial Officer	Date